EXECUTION VERSION

AMENDMENT NO. 3 TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 3 (“Amendment No. 3”), dated as of December 29, 2006, is made by the parties hereto to that certain Stock Purchase Agreement, dated as of April 2, 2006, as amended (the “SPA”), by and among GTE Venezuela S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Lux Seller”), Verizon International Holdings Inc., a Delaware corporation (“Del Seller” and, together with Lux Seller, the “Sellers”), and Oarsman Investments B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Buyer”).

RECITALS

A.           The SPA may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by December 29, 2006.

B.           As of the date hereof, the Closing has not occurred.

D.           The Sellers and the Buyer wish to extend the date after which the SPA may be terminated and to provide for certain other agreements as specified herein.

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto (the “Parties”) agree as follows:

AGREEMENT

1.     Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the SPA.

2.	The Parties agree that Section 9.19(a) of the SPA shall be amended to read as follows:

(a)          This Agreement may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by February 28, 2007; provided that neither the Sellers nor the Buyer may terminate this Agreement pursuant to this sentence if the failure of Closing to occur by such date is attributable to a breach by the Sellers or the Sellers’ Parent, on the one hand, or the Buyer or the Buyer Parents, on the other hand, respectively, of any of their material obligations hereunder. Notwithstanding the foregoing, the Buyer shall have the right to terminate this Agreement before February 28, 2007 if there is a failure of any of the conditions to the Buyer’s obligation to close set forth in paragraphs (c), (d), (e), (f), (h) or the first sentence of (i) of Section 7.3, provided that such failure is incapable of being cured before February 28, 2007. The party seeking to terminate this Agreement pursuant to this Section 9.19(a) shall (i) first discuss with the other party the reasons that Closing has not occurred and whether an extension should be agreed, and (ii) if an extension is not agreed, give prompt written notice of such termination to the other party.

3.            The Buyer hereby irrevocably waives the application of the provisions of Section 7.3(f)(ii) of the SPA to the proposal made by the Company’s Board of Directors, and the shareholder approval granted on November 27, 2006, of a dividend in the amount of 307.14 Bolivars per share of capital stock of the Company (the “November 2006 Dividend”), and the payment of such November 2006 Dividend when made, and agrees with the Sellers that such proposal, shareholder approval and payment shall not constitute or give rise to a failure of the condition to the obligation of the Buyer set forth in such Section 7.3(f)(ii) of the SPA. Notwithstanding the waiver set forth in the immediately proceeding sentence, nothing in this Amendment No. 3 shall be deemed to constitute (i) a waiver by the Buyer with respect to any other proposal made by the Company’s Board of Directors, or shareholder approval granted, in respect of any dividend or other distribution other than the November 2006 Dividend, or the payment of any dividend or other distribution other than the November 2006 Dividend or (ii) a waiver or modification of any other provision of the SPA.

4.     Except as expressly provided in this Amendment No. 3, all of the terms and conditions of the SPA remain unchanged and in full force and effect.

5.      This Amendment No. 3 and all disputes or controversies arising out of or relating to this Amendment No. 3 or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any dispute or controversy arising out of this Amendment No. 3 shall be resolved in accordance with the applicable provisions of Article 9 of the SPA.

6.      This Amendment No. 3 may be executed in any number of counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Amendment No. 3 to be executed as of the date first written above by their respective officers thereunto duly authorized.

GTE VENEZUELA S.Á.R.L

By:	Verizon International Holdings Inc., Its Manager

By:	/s/ Christopher M. Bennett
	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

VERIZON INTERNATIONAL HOLDINGS INC.

By:	/s/ Christopher M. Bennett
	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

OARSMAN INVESTMENTS B.V.

By:	/s/ Sergio Rodríguez Molleda
	Name:	Sergio Rodríguez Molleda
	Title:	Attorney-in-Fact

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-Fact

The undersigned join as parties to the foregoing Amendment No. 3 for the limited purposes provided in Section 9.20 of SPA.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President – Strategy Development and Planning

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Sergio Rodríguez Molleda
	Name:	Sergio Rodríguez Molleda
	Title:	Attorney-in-Fact

AMÉRICA MÓVIL, S.A. DE C.V.

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-Fact